Exhibit 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 796-8350 fax: (617) 796-8349

FOR IMMEDIATE RELEASE	Contact:
Timothy A. Bonang, Manager of Investor Relations, or
Katherine L. Johnston, Investor Relations Analyst
(617) 796-8234
www.snhreit.com

Senior Housing Properties Trust Announces Results for the Period Ended March 31, 2008

Newton, MA (May 7, 2008):  Senior Housing Properties Trust (NYSE: SNH) today announced its financial results for the quarter ended March 31, 2008, as follows:

Results for the quarter ended March 31, 2008:

Net income was $23.3 million, or $0.26 per share, for the quarter ended March 31, 2008, compared to net income of $17.5 million, or $0.22 per share, for the quarter ended March 31, 2007. Net income for the quarter ended March 31, 2007, includes a loss of $2.0 million, or $0.02 per share, related to the early retirement of $20.0 million of SNH’s 8 5/8% senior notes due 2012.

Funds from operations (FFO) for the quarter ended March 31, 2008, were $38.3 million, or $0.42 per share. This compares to FFO for the quarter ended March 31, 2007 of $31.0 million, or $0.38 per share. FFO for the quarter ended March 31, 2007, includes a cash loss of $1.8 million, or $0.02 per share, related to the early retirement of the senior notes due 2012 described above.

The weighted average number of common shares outstanding totaled 91.1 million and 80.8 million for the quarters ended March 31, 2008 and 2007, respectively.  The increase in common shares is a result of public offerings in February and December 2007 and February 2008 of 6.0 million, 5.0 million and 6.2 million common shares, respectively.

A reconciliation of net income determined according to U.S. generally accepted accounting principles, or GAAP, to FFO is set forth below.

Investing Activities and Subsequent Events:

During the three months ended March 31, 2008, we purchased 19 senior living properties with a total of 1,692 units for approximately $272.3 million from five unaffiliated parties. We leased these properties to Five Star Quality Care Inc., or Five Star, for initial rent of $21.8 million and added them to the combined lease for 114 properties with Five Star, which has a current term expiring in 2020.  Percentage rent, based on increases in gross revenues at these properties, will commence in 2010. We funded these acquisitions using cash on hand, proceeds from equity issuances and borrowings under our revolving credit facility.

On May 6, 2008, we announced that we have entered into a series of agreements to acquire 48 medical office, clinic and biotech laboratory buildings for approximately $565.0 million.  These buildings are currently 98.3% leased to more than 370 unaffiliated tenants for an average term of 6.7 years.  We expect the closings of these acquisitions to occur over the next 12 months.  In addition, we also acquired a right of first refusal to purchase any of 45 additional buildings (approximately 4.6 million square feet) that are leased to tenants in medical related business.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange. No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

Conference Call:

On Wednesday, May 7, 2008, at 1 p.m. Eastern Time, David J. Hegarty, President and Chief Operating Officer, and Richard A. Doyle, Treasurer and Chief Financial Officer, will host a conference call to discuss the results for the first quarter ended March 31, 2008.  The conference call telephone number is 866-550-6338. Participants calling from outside the United States and Canada should dial 347-284-6930. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through 4 p.m. Eastern Time, Wednesday, May 14, 2008. To hear the replay, dial 719-457-0820. The replay pass code is 4408781.

A live audio web cast of the conference call will also be available in listen only mode on the SNH web site. Participants wanting to access the webcast should visit the web site about five minutes before the call. The archived webcast will be available for replay on the SNH web site for about one week after the call.

Supplemental Data:

A copy of SNH’s First Quarter 2008 Supplemental Operating and Financial Data is available for download from the SNH website, www.snhreit.com.

Senior Housing Properties Trust is a real estate investment trust, or REIT, that owns 221 properties located in 32 states.  SNH is headquartered in Newton, Massachusetts.

Senior Housing Properties Trust

Financial Information

(in thousands, except per share data)

Income Statement:

	Quarter Ended March 31,
	2008	2007
Revenues:
Rental income	$48,983	$44,301
Interest and other income	570	451
Total revenues	49,553	44,752

Expenses:
Interest	9,518	9,893
Depreciation	13,023	11,595
General and administrative	3,696	3,716
Loss on early extinguishment of debt(1)	—	2,026
Total expenses	26,237	27,230
Net income	$23,316	$17,522

Weighted average shares outstanding	91,080	80,815
Per share data:
Net income	$0.26	$0.22

Balance Sheet:

	At March 31, 2008	At December 31, 2007
Assets
Real estate properties	$2,229,291	$1,940,347
Less accumulated depreciation	336,914	323,891
	1,892,377	1,616,456
Cash and cash equivalents	5,192	43,521
Restricted cash	3,957	3,642
Deferred financing fees, net	5,486	5,974
Other assets	29,960	32,301
Total assets	$1,936,972	$1,701,894

Liabilities and Shareholders’ Equity
Unsecured revolving bank credit facility	$115,000	$—
Senior unsecured notes, net of discount	321,909	321,873
Secured debt and capital leases	104,465	104,979
Total debt	541,374	426,852
Other liabilities	25,564	25,632
Total liabilities	566,938	452,484
Shareholders’ equity	1,370,034	1,249,410
Total liabilities and shareholders’ equity	$1,936,972	$1,701,894

(1)          In January 2007, we purchased and retired $20.0 million of our 8 5/8% senior notes due 2012 and paid a premium of $1.8 million and wrote off $276,000 of deferred financing fees and unamortized discount related to these senior notes.

Senior Housing Properties Trust

Funds from Operations

(in thousands, except per share data)

Calculation of Funds from Operations (FFO) (1):

		Quarter Ended March 31,
		2008	2007
Net income		$23,316	$17,522
Add:	Depreciation expense	13,023	11,595
	Loss on early extinguishment of debt	—	2,026
	Deferred percentage rent(2)	1,950	1,600
Less:	Loss on early extinguishment of debt settled in cash(3)	—	(1,750)
FFO		$38,289	$30,993

Weighted average shares outstanding		91,080	80,815

FFO per share		$0.42	$0.38

Distributions declared		$0.35	$0.34

(1)          We compute FFO as shown in the calculation above. This calculation begins with income from continuing operations or, if that amount is the same as net income, with net income, which we believe is the closest U.S. generally accepted accounting principles, or GAAP, measure of our performance.  Our calculation of FFO differs from the National Association of Real Estate Investment Trusts, or NAREIT, definition of FFO because we include deferred percentage rent in FFO as discussed in Note (2) below, and we exclude loss on early extinguishment of debt not settled in cash from FFO.  We consider FFO to be an appropriate measure of performance for a real estate investment trust, or REIT, along with net income and cash flow from operating, investing and financing activities.  We believe that FFO provides useful information to investors because by excluding the effects of certain historical costs, such as depreciation expense and gain or loss on sale of properties, FFO can facilitate a comparison of our current operating performance with our past operating performance and of operating performance among REITs.  FFO does not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity.  FFO is one important factor considered by our board of trustees in determining the amount of distributions to shareholders.  Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving credit facility and public debt covenants, the availability of debt and equity capital to us and our expectation of our future performance.

(2)          Our percentage rents are generally calculated on an annual basis. We recognize percentage rental income received during the first, second and third quarters in the fourth quarter when all contingencies related to percentage rents are satisfied.  Although recognition of revenue is deferred until the fourth quarter, our FFO calculation for the first three quarters includes estimated amounts of deferred percentage rents with respect to those periods.  The fourth quarter calculation of FFO excludes the amounts recognized during the first three quarters.

(3)          FFO for the quarter ended March 31, 2007, includes a $1.8 million cash loss relating to our early retirement of $20.0 million of our 8 5/8% senior notes due 2012.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS.  ALSO, WHENEVER WE USE WORDS SUCH AS “BELIEVE”, “EXPECT”, “ANTICIPATE”, “INTEND”, “PLAN”, “ESTIMATE” OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON OUR PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY OUR FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS.  FOR EXAMPLE, THIS PRESS RELEASE STATES THAT WE HAVE AGREED TO PURCHASE 48 MEDICAL OFFICE, CLINIC AND BIOTECH LABORATORY BUILDINGS FOR $565 MILLION AND THAT THESE SALES ARE EXPECTED TO BE COMPLETED IN PHASES DURING THE NEXT 12 MONTHS.  IN FACT, OUR OBLIGATION TO COMPLETE THESE PURCHASES IS SUBJECT TO VARIOUS CONDITIONS TYPICAL OF COMMERCIAL REAL ESTATE PURCHASES, INCLUDING, WITH RESPECT TO CERTAIN PROPERTIES, OBTAINING CONSENTS FROM MORTGAGEES AND WAIVERS OF RIGHTS OF FIRST REFUSAL FROM TENANTS.  ALSO, WE HAVE A FINANCING CONTINGENCY RELATING TO CERTAIN PROPERTIES. AS A RESULT OF ANY FAILURE OF THESE CONDITIONS, SOME OR ALL OF THE PROPERTIES MAY NOT BE PURCHASED, THE PURCHASE PRICES MAY BE CHANGED OR SOME OF THESE PURCHASES MAY BE ACCELERATED OR DELAYED.

OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN FORWARD LOOKING STATEMENTS ARE DESCRIBED MORE FULLY UNDER “ITEM 1A. RISK FACTORS” IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007.

YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW, WE UNDERTAKE NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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